Exhibit 99.1

Media Contact: LuAnn Jenkins National Semiconductor (408) 721-2440 luann.jenkins@nsc.com	Financial: Long Ly National Semiconductor (408) 721-5007 invest.group@nsc.com

National Semiconductor Reports Results for Fourth Quarter Fiscal 2007

•                  Q4 sales grew to $455.9 million, up 5.8% from Q3 of fiscal 2007

•                  Record gross margin percentage of 62.5%, up from 59.8% in Q3

•                  EPS of 28 cents, up from 22 cents in Q3

•                  Sales outlook for Q1 of fiscal 2008 expected to be up 1% to 4% sequentially

•                  Announced additional $2 billion new stock repurchase program

SANTA CLARA, Calif. — June 7, 2007 — National Semiconductor Corporation (NYSE:NSM) today reported net income of $90.1 million, or 28 cents per share, on sales of $455.9 million for the fourth quarter of fiscal 2007, which ended May 27, 2007.

On a sequential basis, National’s fourth quarter fiscal 2007 sales increased 5.8 percent from the third quarter, when the company reported $431.0 million in sales and earnings of 22 cents per share.  Increased demand for National’s power management, audio, amplifier, data converter and display products (that serve vertical markets such as wireless handsets, networking and other portable electronics) were the primary drivers of sales growth in the fourth quarter.  Year over year, National’s fourth quarter sales were 20.4 percent lower from the fourth quarter of fiscal 2006, when the company reported sales of $572.6 million and earnings of 34 cents per share.

Gross margin in National’s fourth quarter of fiscal 2007 was 62.5 percent, a new record for the company and up from last quarter’s gross margin of 59.8 percent.  Ongoing improvement in National’s higher-value analog product portfolio was a key factor driving the increase in gross margin.  One year ago, gross margin in the fourth quarter of fiscal 2006 was 61.4 percent.  The fourth quarter of fiscal 2007 included the impact of $5.4 million in pre-tax stock compensation expenses under FASB Statement 123(R). National began accounting for stock compensation in the first quarter of fiscal 2007.

“Our sales growth this quarter was driven mainly by newer, higher-performance analog products,” said Brian L. Halla, National’s chairman and CEO.  “This enabled us to enjoy record gross margins.”

Bookings for Q4, Fiscal 2007

National’s total company bookings in the fourth quarter of fiscal 2007 increased by 6 percent sequentially over the third quarter.  This increase was primarily driven by higher orders from the company’s OEM customer base.  Regionally, the fourth quarter bookings were particularly strong in Asia Pacific.  From a product perspective, new orders for data converter and amplifier products grew at a higher rate than the overall company average.  Total company bookings exceeded billings in the fourth quarter.

Notable Items in Q4, Fiscal 2007 Results

National’s fourth quarter fiscal 2007 results included $24.9 million in pre-tax stock compensation expenses accounted for under FASB Statement 123(R).  The company’s effective tax rate of 28 percent reflected tax benefits and credits that, in aggregate, were higher than originally projected.

Outlook for Q1, Fiscal 2008

Based upon current business conditions, National anticipates that sales in the first quarter of fiscal 2008 will be up 1 to 4 percent over the fourth quarter of fiscal 2007.  Gross margin is expected to improve while operating expenses are also projected to increase.

Board Authorizes Stock Repurchase Program

National also announced today that the Board of Directors has authorized a new program to repurchase $2 billion of National’s common stock.  This combined with the $380 million in pre-existing repurchase approvals that remained available as of the end of the fourth quarter of fiscal 2007 brings the total approved repurchase programs to about $2.4 billion.  The company will execute $1.5 billion of this buy back through a leveraged accelerated share repurchase program, which will be financed through a senior unsecured bridge facility.  Details are contained in a separate press release issued today.

“The accelerated share repurchase program is an indication of confidence in the company and our robust business model,” said Brian Halla.  “We are on the right track as our higher-value analog products continue to differentiate our customers’ products, driving sales growth and solid margins.”

In the past three years, National has purchased approximately $2 billion worth of common stock through its buy-back programs.  During the fourth quarter of fiscal 2007, National repurchased $170 million in common stock, approximately 7 million shares.  At the end of the fourth quarter of fiscal 2007, there were 310.3 million shares outstanding.

Company Declares Dividend

The company today announced that the Board of Directors has declared a cash dividend of $0.04 per outstanding share of common stock.  This dividend will be paid July 9, 2007 to shareholders of record at the close of business on June 18, 2007.

Summary of Fiscal 2007

Annual sales were $1.93 billion compared to $2.16 billion in fiscal 2006.  For fiscal 2007, National reported net income of $375.3 million, including $111.5 million of pre-tax stock compensation expenses under FASB Statement 123(R), compared to net income of $449.2 million in fiscal 2006.  Earnings per share for the year were $1.12 compared to $1.26 in fiscal 2006.  National’s gross margin in fiscal 2007 increased to 60.7 percent compared to 59.0 percent in fiscal 2006 reflecting continued improvements in the company’s higher-value analog portfolio and strong execution in manufacturing.

Special Note

This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform

Act of 1995.  Except for historical information contained herein, the matters set forth in this press release, including management’s expectations regarding future performance, including first quarter fiscal 2008 sales, gross margin, and operating expenses, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements.  Potential risks and uncertainties include, but are not restricted to, such factors as new orders received and shipped during the quarter, the degree of factory utilization, the sale of inventories at existing prices, and the ramp up and sale of new analog products.  Other risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 25, 2007 under the captions “Outlook”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained therein.

About National Semiconductor

National Semiconductor, the industry’s premier analog company, creates high-value analog devices and subsystems.  National’s leading-edge products include power management circuits, display drivers, audio and operational amplifiers, interface products and data conversion solutions. National’s key analog markets include wireless handsets, displays and a variety of broad electronics markets, including medical, automotive, industrial, and test and measurement applications. Headquartered in Santa Clara, Calif., National reported sales of $1.93 billion for fiscal 2007, which ended May 27, 2007.  Additional company and product information is available at www.national.com.

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NATIONAL SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 27, 2007	May 28, 2006	May 27, 2007	May 28, 2006
Net sales	$455.9	$572.6	$1,929.9	$2,158.1
Cost of sales	171.1	221.1	757.7	885.4
Gross margin	284.8	351.5	1,172.2	1,272.7

Research and development	95.7	85.2	363.7	326.6
Selling, general and administrative	75.0	68.8	310.9	273.9
In-process research and development charge	—	—	6.1	—
Severance and restructuring expenses	0.6	2.0	4.6	33.7
Goodwill impairment loss	—	2.4	—	7.6
Gain on sale of business	—	(0.6)	—	(28.9)
Other operating income, net	(0.6)	(1.4)	(2.8)	(5.7)
Operating expenses	170.7	156.4	682.5	607.2

Operating income	114.1	195.1	489.7	665.5
Interest income, net	9.9	8.7	38.9	31.8
Other non-operating income (expense), net	0.9	(0.2)	2.0	(2.1)

Income before taxes	124.9	203.6	530.6	695.2
Income tax expense	34.8	84.8	155.3	246.0
Net income	$90.1	$118.8	$375.3	$449.2

Earnings per share:
Basic	$0.29	$0.35	$1.17	$1.32
Diluted	$0.28	$0.34	$1.12	$1.26

Selected income statement ratios as a percentage of sales:
Gross margin	62.5%	61.4%	60.7%	59.0%
Research and development	21.0%	14.9%	18.8%	15.1%
Selling, general and administrative	16.5%	12.0%	16.1%	12.7%
Net income	19.8%	20.7%	19.4%	20.8%

Effective tax rate	27.9%	41.7%	29.3%	35.4%

NATIONAL SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	May 27, 2007	May 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$828.6	$932.2
Short-term marketable investments	—	110.3
Receivables	150.6	208.6
Inventories	176.0	189.4
Deferred tax assets	69.1	74.7
Other current assets	62.1	25.3

Total current assets	1,286.4	1,540.5

Net property, plant and equipment	583.5	627.7
Goodwill	63.6	57.3
Deferred tax assets	198.5	185.7
Other assets	69.9	99.9

Total assets	$2,201.9	$2,511.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59.9	$108.8
Accrued expenses	122.7	191.0
Income taxes payable	117.4	98.5

Total current liabilities	300.0	398.3

Long-term debt	20.6	21.1
Non-current liabilities	132.5	165.6

Total liabilities	453.1	585.0

Commitments and contingencies

Shareholders’ equity:
Common stock of $0.50 par value.	155.1	167.8
Additional paid-in capital	—	504.2
Retained earnings	1,685.7	1,376.2
Unearned compensation	—	(8.6)
Accumulated other comprehensive loss	(92.0)	(113.5)

Total shareholders’ equity	1,748.8	1,926.1

Total liabilities and shareholders’ equity	$2,201.9	$2,511.1

NATIONAL SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Twelve Months Ended
	May 27, 2007	May 28, 2006
Cash flows from operating activities:
Net income	$375.3	$449.2
Adjustments to reconcile net income with net cash provided by operating activities:
Depreciation and amortization	144.7	160.9
Impairment of goodwill	—	7.6
Share-based compensation expense	111.5	16.1
Excess tax benefit from share-based payment arrangements	(12.6)	—
Tax benefit associated with stock options	29.6	104.5
Gain on investments	(2.0)	(8.3)
Share in net losses of equity-method investments	—	0.7
Loss on disposal of equipment	0.7	2.7
Gain on sale of businesses	—	(28.9)
In-process research and development charge	6.1	—
Non-cash other operating income, net	—	1.9
Other, net	2.4	(2.5)
Changes in certain assets and liabilities, net:
Receivables	57.9	(84.3)
Inventories	15.7	(19.2)
Other current assets	7.9	45.0
Accounts payable and accrued expenses	(127.4)	70.7
Current and deferred income taxes	2.7	87.3
Other non-current assets	—	(9.0)
Other non-current liabilities	4.4	1.4
Net cash provided by operating activities	616.9	795.8

Cash flows from investing activities:
Purchase of property, plant and equipment	(106.6)	(163.3)
Sale of equipment	1.2	1.2
Sale of businesses	—	71.0
Sale and maturity of available-for-sale securities	110.8	46.9
Sale of investments	—	11.6
Funding of benefit plan	(8.5)	(3.0)
Business acquisitions, net of cash acquired	(8.2)	—
Other, net	2.9	(0.4)
Net cash used in investing activities	(8.4)	(36.0)

Cash flows from financing activities:
Payment on software license obligations	(8.7)	(13.1)
Excess tax benefit from share-based payment arrangements	12.6	—
Issuance of common stock	103.1	303.3
Purchase and retirement of treasury stock	(774.0)	(950.7)
Cash dividends declared and paid	(45.1)	(34.2)
Net cash used in financing activities	(712.1)	(694.7)

Net change in cash and cash equivalents	(103.6)	65.1
Cash and cash equivalents at beginning of period	932.2	867.1

Cash and cash equivalents at end of period	$828.6	$932.2

PART I.  FINANCIAL INFORMATION

EARNINGS PER SHARE (Unaudited)

(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 27, 2007	May 28, 2006	May 27, 2007	May 28, 2006
Earnings per share
Basic	$0.29	$0.35	$1.17	$1.32
Diluted	$0.28	$0.34	$1.12	$1.26

Net income used in basic and diluted earnings per share	$90.1	$118.8	$375.3	$449.2

Weighted-average shares:
Basic	312.0	336.3	319.5	339.8
Diluted	327.5	352.3	334.2	357.0

OTHER FINANCIAL STATEMENT DETAIL

(In millions)

	Three Months Ended		Twelve Months Ended
	May 27, 2007	May 28, 2006	May 27, 2007	May 28, 2006
Other operating income, net

Net intellectual property income	$(0.6)	$(0.8)	$(1.8)	$(4.1)
Intangible asset impairment	—	—	—	1.8
Other	—	(0.6)	(1.0)	(3.4)
Total other operating income, net	$(0.6)	$(1.4)	$(2.8)	$(5.7)

Interest income, net

Interest income	$9.8	$9.4	$40.1	33.7
Interest expense	0.1	(0.7)	(1.2)	(1.9)
Total interest income, net	$9.9	$8.7	$38.9	$31.8

Other non-operating income (expense), net

Gain (loss) on investments	$0.9	$(0.1)	$2.0	8.3
Share in net losses of equity-method investments	—	(0.1)	—	(0.7)
Charitable contribution	—	—	—	(9.7)
Total other non-operating income (expense), net	$0.9	$(0.2)	$2.0	$(2.1)

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